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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Enterasys Networks, Inc.


      We consent to the incorporation by reference in this registration statement on Form S-8 of Enterasys Networks, Inc. (the "Company") of our reports dated November 21, 2002, relating to the consolidated balance sheets of the Company as of December 29, 2001 and March 3, 2001 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the ten-month period ended December 29, 2001 and for each of the years in the two-year period ended March 3, 2001, and the related schedule, which reports are included in the December 29, 2001 Annual Report to Stockholders on Form 10-K of the Company.

      Our audit reports dated November 21, 2002 indicate that the Company's consolidated balance sheet as of March 3, 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the year ended March 3, 2001 have been restated.

   Our audit reports also indicate that, effective March 4, 2001, the Company changed its method of accounting for derivative financial instruments and hedging activities.

/s/ KMPG LLP

Boston, Massachusetts
March 3, 2003